Exhibit 12.1

Magri Law, LLC

Philip Magri, Esq.

2642 NE 9th Ave.

Fort Lauderdale, FL 33334

(954) 303-8027

May 4, 2021

Board of Directors

Aureus Inc.

1170 Peachtree Street #1200

Atlanta, GA 30309

Gentlemen:

I have acted, at your request, as special counsel to Aureus, Inc.., a Nevada corporation, (the “Company”) for the purpose of rendering an opinion as to the legality of 315,000,000 shares (the “Shares”), par value $0.001 per share, of common stock (the “Common Stock”) of the Company to be offered and distributed by the Company pursuant to an offering statement on Form 1-A filed with the U.S. Securities and Exchange Commission (the “SEC”) under to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of offering and selling the Shares (the “Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of the Company and all amendments thereto, the By-Laws of the Company, selected proceedings of the board of directors of the Company authorizing the issuance of the Shares, certificates of officers of the Company and of public officials, and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of the Company, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by the Company against payment therefore, as described in the Offering Statement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A and Regulation A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference of me under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. I assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Philip Magri

Philip Magri